Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

AKERNA CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Underwriter’s Warrants(10)	457(g)	—	—	—	—	—	(2)
Fees to Be Paid	Equity	Shares of common stock, par value $0.0001 per share (3)(4)	457(o)	—	—	$75,000	0.0000927	$6.95
	Total Offering Amounts							$6.95
	Total Fees Previously Paid							$0
	Net Fee Due							$6.95

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). The registrant previously registered securities at an aggregate offering price not to exceed $23,500,000 on a registration statement on Form S-1, as amended (File No. 333-265641), which was declared effective by the Securities and Exchange Commission on June 29, 2022. In accordance with Rule 462(b) under the Securities Act of 1933, as amended, an additional amount of shares having a maximum aggregate offering price of $75,000 is hereby registered, which includes shares issuable upon the exercise of the underwriter’s warrants.
(2)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act.
(3)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(4)	Shares of common stock issuable upon the exercise of the Underwriter’s Warrants.